EXHIBIT 99.1

INmune Bio Co-Founder and CEO Presents at 17th Annual Congress of

International Drug Discovery Science & Technology 2019

La Jolla, CA – July 25, 2019 – INmune Bio, Inc. (NASDAQ: INMB), an immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, today announced that C.J. Barnum, Director of Neuroscience and R.J. Tesi, M.D., the company’s co-founder, and CEO, will present at the 17th Annual Congress of International Drug Discovery Science & Technology on July 26 in Japan.

Dr. Tesi’s talk is titled, “Combination Immunotherapy to Overcome Resistance to Cancer Treatments.” “Monotherapy with Checkpoint Inhibitors (CPI) is effective in only one of four patients. Combining CPI with other therapies may improve the outcome in patients unresponsive to monotherapy," explained Dr. Tesi.

C.J. Barnum’s presentation is titled “Neurodegenerative Disease as an Immunological Disease: Role of Biomarkers.” "Neuroinflammation contributes to Alzheimer’s disease in some patients. Our Phase I trial uses a precision medicine approach to target this group of patients with dementia," said Barnum.

The 17th Annual Congress of International Drug Discovery Science & Technology brings together leaders from across the immunotherapy industry and provides a unique opportunity for connecting scientists and facilitating the exchange of ideas and developments. Immunology-related drug targets are discussed to address the latest discoveries in the field.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB) clinical-stage biotechnology company developing therapies targeting the innate immune system to fight disease. INmune Bio is developing three product platforms: two products that reengineer the patient’s innate immune system’s response to cancer and one product to treat neuroinflammation that is currently focused on Alzheimer’s disease. INKmune is a natural killer (NK) cell therapeutic that primes the patient’s NK cells to attack minimal residual disease, the remaining cancer cells that are difficult to detect, which often cause relapse. INB03 inhibits myeloid-derived suppressor cells (MDSC), which often cause resistance to immunotherapy, such as anti-PD-1 checkpoint inhibitors. XPro1595 targets neuroinflammation, which causes microglial activation and neuronal cell death. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.

INmune Bio Contact:

David Moss, CFO

(858) 964-3720

DMoss@INmuneBio.com

Media Contact:

Antenna Group

Sharon Golubchik

(201) 465-8008

INmuneBio@AntennaGroup.com